                                               EXHIBIT 10.20
Certain portions of this Exhibit have been deleted and filed separately with the Commission pursuant to Rule 24b-2. (Spaces corresponding to deleted portions appear in brackets with asterisks.)


                 SUPPLY AGREEMENT

     This Agreement, made and entered into as of December 7, 1994 between Lifecore Biomedical, Inc., a Minnesota corporation
("LBI") and IOLAB Corporation, a California corporation
("IOLAB").


                    BACKGROUND

     1. LBI has developed a method for manufacturing sodium hyaluronate by its proprietary Harvest Precipitate Process.

     2. IOLAB is engaged in the sale of ophthalmic surgical viscoelastic products, including products sold under the trademarks AMVISC and AMVISC Plus.

     3. IOLAB wishes to obtain sodium hyaluronate having a range of molecular weights manufactured by LBI's proprietary
Harvest Precipitate Process for use by IOLAB in its AMVISC and AMVISC Plus products.

     4. IOLAB will contribute to the funding required by LBI to scale up and validate its manufacturing capability to produce sodium hyaluronate of the molecular weight desired by IOLAB by LBI's proprietary Harvest Precipitate Process and in return shall be [*CONFIDENTIAL TREATMENT REQUESTED*]. In addition, IOLAB shall receive certain exclusive rights with respect to the use of sodium hyaluronate manufactured by LBI's proprietary Harvest Precipitate Process in ophthalmic surgical viscoelastic products.

     NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the parties agree as follows:

     1. DEFINITIONS.

        1.1 "AFFILIATE" shall mean a person or entity controlling, controlled by or under common control with a party to this Agreement. The "control" of a person shall mean direct or indirect ownership of 50% or more of the outstanding voting stock of a corporate person or 49% or more of the voting interest in a non-corporate person.

        1.2 "AMVISC POWDER" shall mean sodium hyaluronate which is produced by LBI's proprietary Harvest Precipitate
Process, and conforms to the specifications set forth on Exhibit
A.

        1.3 "AMVISC PLUS POWDER" shall mean sodium hyaluronate which is produced by LBI's proprietary Harvest Precipitate
Process, and conforms to the specifications set forth on Exhibit B.

        1.4 "AMVISC SYRINGES" shall mean packaged syringes for ophthalmic surgical use containing AMVISC Powder produced by LBI and conforming to the specifications described on Exhibit C.

        1.5 "AMVISC PLUS SYRINGES" shall mean packaged syringes for ophthalmic surgical use containing AMVISC Plus
Powder produced by LBI and conforming to the specifications on Exhibit D.

        1.6 "DISCOUNT OPTION" shall have the meaning set forth in Section 5.2.

        1.7  "ESCROW AGENT" shall have the meaning set forth in
Section 10.

        1.8  "FDA" shall mean the U.S. Food and Drug
Administration.

        1.9 "FDA SITE CHANGE APPROVAL" shall mean finished manufacturing site change approval from the FDA for the use of HA
Powder for IOLAB's AMVISC and AMVISC PLUS products.

        1.10 "FIELD OF USE" shall mean any use of AMVISC Powder or AMVISC Plus Powder, as applicable, in a viscoelastic product which is used in ophthalmic surgery.

        1.11 "HA POWDER" shall mean AMVISC Powder and AMVISC
Plus Powder, collectively.

        1.12 "HA PRODUCTS" shall mean HA Powder and IOLAB
Syringes, collectively.

        1.13 "HARVEST PRECIPITATE PROCESS" shall mean that certain LBI proprietary process for the manufacture of sodium hyaluronate described on Exhibit E and improvements and modifications thereto.

        1.14 "IOLAB SYRINGES" shall mean AMVISC Syringes and
AMVISC Plus syringes, collectively.

        1.15 "MAJOR COUNTRY" shall have the meaning set forth in Section 4.1.

        1.16 "MANUFACTURING MILESTONE" shall have the meaning set forth in Section 2.2.1.

        1.17 "ON TIME BONUS" shall have the meaning set forth in Section 5.4.

        1.18 "PERCENTAGE TIMELY DELIVERED" shall have the meaning set forth in Section 5.4.

        1.19 "PPI" shall have the meaning set forth in Section
5.3.

        1.20 "PROCESS DESCRIPTION" shall have the meaning set forth in Section 10.

        1.21 "QUARTERLY FORECAST" shall have the meaning set forth in Section 6.1.

        1.22 "REGULATORY APPROVAL" shall mean with respect to any country, the receipt of all regulatory agency approvals required for the marketing and sale of any IOLAB Syringe and that LBI's manufacturing process and facilities conform to any applicable regulatory requirements of such country.

        1.23 "TARGET DELIVERY DATE" shall have the meaning set forth in Section 6.2.

     2. MANUFACTURING SCALE-UP AND VALIDATION. LBI will scale up and validate its manufacturing processes so as to enable LBI to manufacture commercial quantities of HA Powder and IOLAB
Syringes.

        2.1 $75,000 PAYMENT. IOLAB shall contribute $75,000 to the cost of this effort. $37,500 of this amount has been previously paid by IOLAB to LBI. The remaining $37,500 shall be paid to LBI within 30 days after LBI has produced and invoiced IOLAB for the [*CONFIDENTIAL TREATMENT REQUESTED*] grams of AMVISC Powder described in Section 3.2.

        2.2 [*CONFIDENTIAL TREATMENT REQUESTED*] Payment. In addition, IOLAB shall reimburse LBI for up to [*CONFIDENTIAL TREATMENT REQUESTED*] of the costs incurred by LBI to validate LBI's commercial syringe manufacturing process for the manufacture of IOLAB syringes (estimated according to the tactics outlined in LBI's June 7, 1993 proposal to be [*CONFIDENTIAL TREATMENT REQUESTED*] exclusive of the actual product qualification and stability runs). In no event shall IOLAB be responsible to reimburse LBI for any such costs in excess of [*CONFIDENTIAL TREATMENT REQUESTED*] without the prior written consent of IOLAB.

             2.2.1 LBI shall not invoice IOLAB for nor will IOLAB be obligated to reimburse LBI for any amounts described in
Section 2.2 unless and until LBI has produced three consecutive stability-sized batches ([*CONFIDENTIAL TREATMENT REQUESTED*]) for each of AMVISC Syringes and AMVISC Plus Syringes (the "Manufacturing Milestone"). Any such invoice shall be accompanied by supporting documentation.

             2.2.2 IOLAB will pay LBI $25,000 for producing each stability sized batch ([*CONFIDENTIAL TREATMENT REQUESTED*]) of any IOLAB Syringe (the number of which shall be determined by

IOLAB), whether such batch is produced in conjunction with achieving the Manufacturing Milestone or requested by IOLAB for validation, product qualification or other purposes. IOLAB will not unreasonably withhold information from LBI which would delay or preclude LBI from attaining the Manufacturing Milestone.

             2.2.3     IOLAB shall pay LBI all amounts due LBI
under Section 2.2 (including amounts due under Section 2.2.2) within 30 days after LBI achieves the Manufacturing Milestone and has invoiced IOLAB for such amounts.

     3. SUPPLY AND PURCHASE OF HA POWDER AND IOLAB SYRINGES.

        3.1  SUPPLY AND PURCHASE.  LBI agrees to supply and
IOLAB agrees to purchase HA Powder and IOLAB Syringes during the term of this Agreement at the prices and on such other terms and conditions as are set forth in this Agreement.

        3.2 INITIAL [*CONFIDENTIAL TREATMENT REQUESTED*] GRAMS OF AMVISC POWDER. Concurrently with the execution of this Agreement, IOLAB shall deliver to LBI a purchase order for the purchase of [*CONFIDENTIAL TREATMENT REQUESTED*] grams of AMVISC Powder at a price of $[*CONFIDENTIAL TREATMENT REQUESTED*] per gram, for a total cost of $600,000. LBI shall invoice IOLAB for this $600,000 when LBI has produced [*CONFIDENTIAL TREATMENT REQUESTED*] grams of AMVISC Powder which meet the specifications on Exhibit A and shall, as directed by IOLAB, either ship such AMVISC Powder to IOLAB or move it to an IOLAB reserve inventory held at LBI for use by LBI in manufacturing AMVISC Syringes. IOLAB shall pay this invoice within 30 days of the date of such invoice.

             3.2.1     If additional processing of these
[*CONFIDENTIAL TREATMENT REQUESTED*] grams of AMVISC Powder is necessary to lower the molecular weight to the molecular weight required for AMVISC Plus Powder, LBI's invoice shall be accompanied by a statement certifying that LBI will be able to process such AMVISC Powder to meet the specifications for AMVISC Plus Powder set forth on Exhibit B. LBI shall perform any such additional processing at no additional cost to IOLAB or, at LBI's option and expense, LBI shall process a replacement batch containing [*CONFIDENTIAL TREATMENT REQUESTED*] grams which meet such AMVISC Plus Powder specifications. In the event LBI does not achieve the Manufacturing Milestone within eight months from the date of this Supply Agreement, then LBI shall, unless IOLAB otherwise agrees in writing, within ten (10) days thereof, refund to IOLAB $200,000 of the $600,000 paid by IOLAB for these [*CONFIDENTIAL TREATMENT REQUESTED*] grams of AMVISC Powder. In the event LBI is unable to achieve the Manufacturing Milestone within such eight month period solely by reason of a force majeure event described in Section 16, such one year period shall be extended up to an additional ninety (90) days if LBI shall have used diligent efforts to avoid such occurrence and minimize its duration and has given prompt written notice of such occurrence to IOLAB.

             3.2.2     To the extent that any of such
[*CONFIDENTIAL TREATMENT REQUESTED*] grams of AMVISC Powder are designated by IOLAB for use in LBI's manufacturing of IOLAB Syringes and so long as IOLAB has not exercised its Discount Option, the price of any such IOLAB Syringes shall be reduced by $[*CONFIDENTIAL TREATMENT REQUESTED*] for each gram of such AMVISC Powder which is used by LBI in the manufacturing of any such IOLAB Syringes. If IOLAB exercises its Discount Option, then IOLAB shall not be entitled to this reduction in the price of any such IOLAB Syringes.

             3.2.3 The price to be paid by IOLAB for such [*CONFIDENTIAL TREATMENT REQUESTED*] grams of AMVISC Powder under this section 3.2 is not subject to change as a result of IOLAB's exercise of its option under Section 3.4 for exclusivity as to AMVISC Plus Powder or as a result of the volume price scale contained in Schedule II.

        3.3 EXCLUSIVITY GRANT AS TO AMVISC POWDER. LBI hereby grants IOLAB the exclusive, worldwide right to use AMVISC Powder in the Field of Use and agrees that it shall not, directly or indirectly, supply (or assist others to supply) AMVISC Powder to any other party for use in the Field of Use during the term of this Agreement.

        3.4 EXCLUSIVITY OPTION AS TO AMVISC PLUS POWDER. LBI hereby grants IOLAB an option to obtain the right to the exclusive, worldwide use of AMVISC Plus Powder in the Field of Use. If IOLAB exercises this option in accordance with the terms of this Section 3.4, LBI shall not, directly or indirectly, thereafter supply (or assist others to supply) AMVISC Plus Powder to any other party for use in the Field of Use during the term of this Agreement.

             3.4.1     IOLAB must exercise this option by
written notice received by LBI prior to March 31, 1995. If IOLAB does not so exercise this option, it shall terminate and be of no further force or effect.

             3.4.2     If IOLAB so exercises this option, the
price which it shall pay for AMVISC PLUS Syringes thereafter, shall be determined by reference to the Exclusive category of prices on Schedule I.

        3.5  PROHIBITED USE.  IOLAB shall not use any AMVISC
Plus Powder which it purchases from LBI at a Non-Exclusive price under Schedule II for the manufacture of AMVISC Syringes.

        3.6 IOLAB'S PERSONNEL. IOLAB shall have the right at any time, and from time to time, upon at least 5 days prior notice to LBI, to place personnel in LBI's manufacturing facility at IOLAB's cost and expense. Except to the extent necessary for the transfer of manufacturing responsibilities as provided for in
Section 10, IOLAB personnel will not have access to certain processes relating to proprietary know-how. LBI shall however, provide office space for such personnel. No more than 2 of IOLAB's personnel shall be placed in such facility at any one time, except that such number may be increased to not more than 5 for special projects or in anticipation of the transfer of manufacturing responsibilities as provided for herein, provided that such placement of personnel (exceeding two) shall be effected in a manner that will not unreasonably impair or interrupt LBI's ongoing operations. IOLAB personnel shall have access to the open portion of LBI's drug master files. The closed portions of such files may be reviewed on IOLAB's behalf by third party consultants, subject to any such consultant signing an appropriate confidentiality agreement.

     4. MINIMUM PURCHASES.

        4.1 MINIMUMS FOR MAJOR COUNTRIES. Commencing with the calendar year after the calendar year during which IOLAB receives Regulatory Approval in any "Major Country", but in no event earlier than the calendar year 1997, IOLAB shall purchase IOLAB Syringes from LBI in an annual quantity equal to at least [*CONFIDENTIAL TREATMENT REQUESTED*] of the aggregate number of viscoelastic syringes for ophthalmic surgical use sold by IOLAB and its Affiliates in all countries where such Regulatory Approval has been obtained provided, however, that this provision shall not become applicable to other countries until the calendar year following the calendar year in which Regulatory Approval was obtained in such country. In determining the annual quantity to be purchased hereunder only approved put-ups should be taken into account. If, for example only LBI's AMVISC has received Regulatory Approval, IOLAB sales of AMVISC PLUS put-ups would not be included in the calculation. For purposes of this Agreement, the term "Major Countries" shall mean the United States, Canada, France, Spain, Australia, Germany, Italy, Norway, Sweden, Belgium, the Netherlands, South Africa and the United Kingdom.
In addition, IOLAB shall not be responsible to LBI for a failure to purchase such minimum number of units of HA Products to the extent such failure resulted from the failure (for any reason whatsoever, including events described in Section 16) of LBI to supply HA Products in a timely manner.

             4.1.1     IOLAB shall use reasonable business
efforts to obtain, as soon as possible, Regulatory Approval for the sale of LBI manufactured IOLAB syringes in the United States and in all other Major Countries, except where IOLAB, based on a reasonable assessment consistent with its normal business practices, determines that the seeking of such approval would be
- -unduly expensive or burdensome.  IOLAB shall seek such Regulatory

Approvals in such other countries as it may from time to time deem appropriate. Notwithstanding anything contained in this Agreement, IOLAB shall have no obligations with respect to the failure of LBI's manufacturing facility or process to comply with regulatory requirements.

             4.1.2     IOLAB shall periodically submit a
written report to LBI which describes: (i) the countries in which IOLAB and its Affiliates have applied for Regulatory Approval for AMVISC Syringes or AMVISC Plus Syringes; (ii) the countries where such Regulatory Approval has been obtained; (iii) the countries in which IOLAB and its Affiliates have initiated significant marketing efforts for the sale of AMVISC Syringes or AMVISC Plus Syringes; and (iv) the number of units of all viscoelastic syringes, AMVISC Syringes, and AMVISC Plus Syringes sold during the preceding calendar year by IOLAB and its Affiliates in each country where Regulatory Approval has been obtained. The first such periodic report shall be provided to LBI on or before June 30 of the calendar year following the calendar year in which IOLAB has received Regulatory Approval in any of the Major Countries, and IOLAB shall continue to submit such written reports to LBI on or before-every June 30 thereafter, provided, however, that commencing with calendar year 1997 such reports shall be submitted on or before March 31 of each year.


             4.1.3     LBI shall be entitled (no more often
than once each calendar year and within 90 days of its receipt of any report referred to in Section 4.1.2 above) to have an independent certified public accountant inspect the books and records of IOLAB to determine whether IOLAB has purchased the minimum quantity of IOLAB Syringes which IOLAB is to purchase in accordance with Section 4.1. To facilitate any such audit, IOLAB shall provide the auditors selected by LBI, on a timely basis, with a full and accurate description of IOLAB's records as they relate to that audit and shall advise such auditors of its accounting practices to the extent necessary to perform such audit. IOLAB shall also identify, segregate and make readily available to such auditor, all such source documents as may be reasonably necessary for the auditor to make an accurate examination and audit. In the event such audit determines that the aggregate number of viscoelastic syringes for ophthalmic surgical uses sold by IOLAB and its Affiliates in all applicable countries during the year being audited was greater than the s@,- of such syringes previously reported by IOLAB to LBI, the provisions of Section 4.2 shall apply. IOLAB shall promptly reimburse LBI for the cost reasonably incurred for such auditor in the event such audit reveals that IOLAB has purchased less than 95% of the minimum quantity required.

        4.2 PURCHASE SHORTFALL. In the event that IOLAB's purchases in any calendar year fail to meet the minimum requirements set forth in Section 4.1. IOLAB, upon written notice from LBI given within 60 days of the receipt by LBI of the report referred to in Section 4.1.2, shall be deemed, on the last day of such calendar year, to provide an order for the purchase of the balance of the units needed to meet such minimum requirements, with shipment of such units to be made by LBI within 90 days from the date of such notice. The product sizes of any HA Product shall be in the same proportion as specified in the Quarterly Forecast for the last quarter of the calendar year. In any such event, IOLAB shall be obligated to pay for such units shipped by LBI on the same terms and conditions as if such units had been purchased by IOLAB on the last day of such calendar year. All such shipments made in accordance with this Section 4.2 shall not be counted in the determination of whether IOLAB has met its minimum purchase obligations for the year in which such shipment were actually made.

        4.3 FDA SITE CHANGE APPROVAL. IOLAB shall use reasonable efforts to obtain, as soon as practicable, FDA Site Change Approval for LBI's Minnesota facility. In the event IOLAB obtains such approval and the aggregate purchases of IOLAB Syringes by IOLAB from LBI for the calendar year following the calendar year in which such approval was received (but in any event not sooner than the 1997 calendar year), or any year thereafter, is less than [*CONFIDENTIAL TREATMENT REQUESTED*] units, then LBI may, at any time during the sixty days following the end of any such calendar year by written notice to IOLAB, terminate the exclusive rights granted IOLAB under Section 3.3 and, if applicable, Section 3.4. In the event LBI elects to so terminate the exclusive rights granted IOLAB, this Agreement shall remain in full force and effect thereafter, except that (i) IOLAB's right to use AMVISC Powder and AMVISC Plus Powder in the Field of Use shall thereafter be non-exclusive, for the remainder of the term of this Agreement; (ii) the provisions of Section 4.1 shall no longer be applicable and (iii) the non-exclusive prices shall become applicable. In no event, however, shall LBI utilize any trademark of IOLAB or any trademark confusingly similar thereto.

     5. PRICE, DISCOUNT OPTION, AND PAYMENT.

        5.1  PRICES. The price to be paid by IOLAB for HA
Powder and IOLAB Syringes shall be based on the quantity of HA Powder and IOLAB Syringes, respectively, purchased by IOLAB during each calendar year in accordance with the prices set forth on Schedule I with respect to IOLAB Syringes and on Schedule II with respect to HA Powder. The prices in effect for a particular calendar year shall be the prices set forth on Schedule I and II to which IOLAB is entitled if IOLAB purchases the total quantity of IOLAB Syringes or HA Powder, as the case may be, described in the annual forecast referred to in Section 6.1. In the event a Quarterly Forecast referred to in Section 6.1 would indicate a change in either of such prices is appropriate based on the new volume levels, the pricing shall be changed at the beginning of such quarter. Within 30 days of the end of each calendar year the parties shall compute the difference between the unit price of the quantity of products actually sold and the unit price provided for on the appropriate pricing Schedule based on the actual volumes purchased in such year and the difference (multiplied by the applicable volume) shall be paid by IOLAB or LBI to the other, as the case may be, provided, however, IOLAB shall not be responsible to pay any such adjustment to LBI to the extent such adjustment was caused by LBI's failure to deliver (including a failure to deliver for reasons of force majeure) the forecasted quantities.

             5.1.1     The Price for AMVISC Syringes shall,
except as provided for in Section 4.3, always be the Exclusive price (either with the Discount option or without the Discount
Option, as applicable) on Schedule I.

             5.1.2     Unless IOLAB elects the Discount Option
in accordance with the terms of Section 5.2, the prices which IOLAB shall pay LBI under Schedule I for all HA Powder and all IOLAB Syringes purchased by IOLAB, from and after the date on which IOLAB declines the Discount Option; shall be reduced by [*CONFIDENTIAL TREATMENT REQUESTED*] until IOLAB has, in this manner, received discounts aggregating the sum of [*CONFIDENTIAL TREATMENT REQUESTED*], less any portion of the $75,000 described in Section 2.1 which is not paid to LBI by IOLAB. If IOLAB elects the Discount Option, IOLAB shall not be entitled to receive this [*CONFIDENTIAL TREATMENT REQUESTED*] discount on any HA Powder or IOLAB Syringes purchased by IOLAB after that date.

        5.2 IOLAB'S DISCOUNT OPTION. IOLAB may, at any time prior to the expiration of 180 days after the date on which LBI achieves the Manufacturing Milestone, elect to thereafter purchase IOLAB Syringes at the discount option prices set forth on Schedule I (the "Discount option") rather than without the Discount Option.

        5.3 PRICE INCREASES. Effective as of the first day of the second calendar year following the calendar year during which IOLAB receives FDA Site Change Approval, but in no-event earlier than January 1, 1998, and as of the first day of each calendar year thereafter, all of the prices set forth on Schedule I for IOLAB Syringes shall be increased by the amount of the percentage increase in the United States Producer Price Index for Finished Goods (the "PPI") during the immediately preceding calendar year. Effective as of the first day of the second calendar year following the calendar year during which IOLAB receives approval from the FDA for the use of HA Powder in AMVISC Syringes or AMVISC Plus Syringes, and as of the first day of each calendar year thereafter, all of the prices set forth on Schedule II for HA Powder shall be increased by the percentage increase in the PPI during the immediately preceding calendar year.

        5.4 DELIVERY DISCOUNT. Included in all prices set forth on Schedules I and II is an "on time bonus" of [*CONFIDENTIAL

TREATMENT REQUESTED*] per unit. As an incentive for LBI to deliver HA Products in a timely manner, LBI shall be entitled to receive such on time bonus of [*CONFIDENTIAL TREATMENT REQUESTED*] per unit of HA Products, which (i) comply with LBI's warranties set forth in section 8.1 and (ii) are delivered to a carrier at LBI's plant before the end of the calendar quarter scheduled for delivery. LBI shall not be entitled to such on time bonus in respect of any unit of HA Product delivered to IOLAB as a replacement for an HA Product which failed to comply with (i) above and was returned to LBI or destroyed unless such substitute product is delivered to the carrier before the end of the first month following the calendar quarter in which such HA Product was scheduled for delivery. Such on time bonus shall be reduced in proportion to the percentage of purchase orders timely delivered in a calendar quarter as follows:

      Percentage   Timely   Delivered   Bonus
      ---------------------------------------

         100% or more    $[CONFIDENTIAL
         97- 99.99%            TREATMENT
         95 - 96.9%          REQUESTED*]
         less than 95%

As used herein the term "Percentage Timely Delivered" means a percentage determined by dividing (a) the number of units delivered to IOLAB in a calendar quarter (which shall be extended 120 additional days in the event an event of force majeure described in Section 16 has resulted in a late delivery), by (b) the number of units scheduled for delivery in such calendar quarter pursuant to purchase orders provided by IOLAB pursuant to and in compliance with Section 6.2. In the event the order for a quarter is greater than [*CONFIDENTIAL TREATMENT REQUESTED*] of the amount ordered in the prior quarter (whether or not such amount was actually delivered) the above percentages utilized to determine the earned portion of the on time bonus shall be measured against [*CONFIDENTIAL TREATMENT REQUESTED*] of the amount ordered in the prior quarter in lieu of the amount actually ordered.

        5.5 PAYMENT. IOLAB shall pay LBI for each shipment of HA Products within thirty (30) days of invoice. Any payment received more than thirty days after the date of the invoice will be subject to a service charge of 1 % per month.

     6. PURCHASE ORDERS AND FORECASTS.

        6.1 FORECASTS. IOLAB shall furnish LBI with a written general order forecast for each Product on or before each November 1 for the following calendar year (on November 1, 1996 for calendar year 1997), such forecast to be broken down by quarters and shall be updated if there is a material change in any information on which the forecast is based. At least 60 days in advance of each quarter, IOLAB shall advise LBI in writing of its forecast for such quarter (the "Quarterly Forecast") setting forth the expected order date(s), quantity for each order, the "put-up" mix of units and expected shipping date(s). LBI shall have thirty (30) days after receipt of each such Quarterly Forecast to object in writing that it is unable to manufacture the quantities specified and shall provide demonstrable evidence that the production cycle cannot accommodate the quantities specified. Failure to object shall be deemed to constitute acceptance of the Quarterly Forecast. If LBI so objects to a Quarterly Forecast, the parties shall negotiate in good faith to resolve their differences.

        6.1.1 IOLAB shall, subject to the provisions of Sections 4.1 and 16, be required to purchase from LBI during each quarterly period not less than [*CONFIDENTIAL TREATMENT REQUESTED*] of the number of units of each HA Product (but not size) contained in the Quarterly Forecast. If, subject to the provisions of Section 10.10, within 60 days prior to the end of any quarterly period, LBI shall not have received orders from IOLAB for at least [*CONFIDENTIAL TREATMENT REQUESTED*] of the number of units of each HA Product (but not size) contained in the applicable Quarterly Forecast, LBI shall notify IOLAB of such fact. If, within 30 days prior to the end of such quarterly period, LBI shall not have received orders from IOLAB for delivery during such quarterly period of at least [*CONFIDENTIAL TREATMENT REQUESTED*] of the number of units of each HA Product (but not size) contained in the applicable Quarterly Forecast and LBI and IOLAB shall not have reached a mutually acceptable agreement with respect to such shortfall, LBI may ship such number of units as shall equal the difference between the number of units of each HA Product ordered by IOLAB for delivery during such quarterly period as of the date 30 days prior to the end of the quarterly period and the number of units of each HA Product equaling [*CONFIDENTIAL TREATMENT REQUESTED*] of IOLAB's Quarterly Forecast. The product sizes for any HA Product shall be in the same proportion as specified in the Quarterly Forecast. In any such event, IOLAB shall be obligated to pay for such units shipped by LBI but not ordered by IOLAB on the same terms and conditions as if such units had been ordered by IOLAB on the date 30 days prior to the end of the quarterly period.

     6.2 ORDERS. IOLAB shall issue firm, noncancelable purchase orders for HA Products to LBI from time to time, which orders shall be consistent, to the extent practicable, with the applicable Quarterly Forecast. LBI agrees to fill such orders for HA Products submitted by IOLAB up to the amount stated in the applicable Quarterly Forecast. IOLAB shall place orders such that the scheduled delivery date indicated in a Purchase Order (the "Target Delivery Date") is at least 60 days from the date of the placement of the order. LBI shall use reasonable efforts to fill all orders for HA Products in excess of the quantity stated in the Quarterly Forecast. If IOLAB provides LBI with a change order less than 60 days prior to the Target Delivery Date, LBI shall not be obligated to accept such change order unless LBI and IOLAB shall have first reached mutual agreement as to the additional amount, if any, which will be paid by IOLAB to LBI to offset any increased incremental costs (including materials, labor and variable overhead) incurred by LBI in order to comply with the change order.

        6.3 TERMS. All sales of HA Product by LBI to IOLAB hereunder shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any purchase order of IOLAB or confirmation of LBI, except insofar as such purchase order or confirmation establishes the quantity and shipment dates for each HA Product involved.

     7. SHIPMENT.

        7.1 DELIVERY AND INSPECTION. LBI shall be responsible for delivering the HA Products to a carrier specified by IOLAB, F.O.B. LBI's plant. IOLAB shall have the right to inspect all HA Products delivered by LBI and to reject after discussion with LBI (by batch, lot or Unit) any HA Products which fail to conform to the purchase order therefor or the-current product specifications, which failure to conform is determined not to be due to damage to the HA Products caused subsequent to delivery of the HA Products to a carrier at LBI's plant. IOLAB shall notify LBI and confirm in writing if any nonconforming HA Products are rejected and shall hold the rejected HA Products until receipt of LBI's written instructions for the disposal or return to LBI of the rejected HA Products, which written instruction shall be given promptly by LBI. IOLAB shall be entitled to receive a refund of the purchase price (including the "on time bonus" referred to in Section 5.4), or any portion thereof actually paid to LBI for the rejected HA Products (plus applicable freight). The costs of any agreed upon reworking by IOLAB of nonconforming HA Products shall be borne by LBI. Any HA Products not rejected within (60) days after LBI's delivery to IOLAB shall be deemed to be accepted by IOLAB.

        7.2 F.O.B. SHIPMENT. All HA Products sold by LBI to IOLAB hereunder will be shipped by LBI F.O.B. LBI's loading dock at Chaska, Minnesota. IOLAB shall assume title and all risk of loss for the HA Products and will pay all freight, shipping, insurance, forwarding and handling charges, taxes, storage and other shipping and transportation charges and duties relating to the shipment and delivery of all HA Products after they are delivered by LBI F.O.B. Chaska, Minnesota.

     8. WARRANTIES AND INDEMNITIES

        8.1  WARRANTIES BY LBI.  LBI represents and warrants to
IOLAB with respect to the sale of HA Products as follows:

             8.1.1 at the time of delivery to a carrier at LBI's plant, (i) all HA Products shall conform to the current product specifications and shall have been manufactured in accordance with the current:manufacturing processes (as either may be revised from time to time by mutual agreement of LBI and IOLAB), (ii) the production of such HA Products shall conform the GMP standards published by the FDA and, if applicable, the International Standards Organization Rules
9,000 et seq. in effect at the time of such production and applicable to the HA Products, (iii) no Product shall be "adulterated" or "misbranded" within the meaning of Section
5.01 of the Federal Food Drug and Cosmetic Act, as amended
(21 U.S.C. Section 351) and (iv) LBI's manufacturing process and facilities shall conform to the applicable regulatory requirements of the United States, and any other country where such HA Products are to be sold; and

             8.1.2 none of the raw materials, equipment or processes used by LBI to manufacture the HA Products in accordance with the current product specifications and current manufacturing processes in any country where Regulatory Approval has been obtained infringes, violates or breaches any United States or applicable foreign patent (except U.S- Patent No. 4,141,973 and/or patents as to which LBI has a valid license, or covenant against suit from the patent owner), trade secret or proprietary information based upon the manufacture of such HA Products, except that LBI shall have no liability to IOLAB hereunder with respect to any patent, trade secret or other proprietary information claim based upon (i) use, sale or disposition of HA Products where such HA Products would not be infringing except for changes to current product specifications or current manufacturing processes requested by IOLAB, (ii) use of AMVISC or AMVISC PLUS other than as specified by the current AMVISC and AMVISC PLUS product inserts, (iii) use, sale or disposition of HA Products by IOLAB in combination with devices or products not purchased hereunder whereas such HA Products would not themselves be infringing, (iv) use, sale or disposition of HA Products by IOLAB in or for an application or environment for which such HA Products were not approved by the FDA, (v) modifications of HA Products by IOLAB, (vi) any claims of infringement of patents, trade secrets, or other proprietary information in which IOLAB or any Affiliate or customer of IOLAB has an interest or license or (vii) U.S. Patent No. 4,141,973. Notwithstanding anything contained in this Section 8.1, LBI makes no representations or warranties with respect to HA supplied by IOLAB for packaging by LBI except to the extent such HA became contaminated or otherwise defective as the result of the negligent act or omission of LBI in the handling or processing of such HA or finished product.

             8.1.3     IOLAB may have its representatives
inspect LBI's production facility and records from time to time to verify compliance with Section 8.1.1 above. Such inspections shall be made on reasonable notice to LBI, and shall be limited to one per year unless IOLAB has reason to believe a problem exists.

             8.1.4     In the event any infringement claim is
threatened or asserted against LBI with respect to any HA
Product,

 LBI may elect, on thirty (30) days' advance notice in writing to IOLAB, to discontinue the manufacture and sale of any such HA Product to IOLAB, provided that it shall have first delivered to IOLAB evidence that a law suit has been commenced against LBI. Notwithstanding such election, LBI shall be obligated to continue the manufacture and sale of such HA Product if IOLAB agrees in writing within such thirty (30) day period to indemnify LBI in respect of all damages arising from such infringement from and after the date of the election by LBI. In the event IOLAB does not agree to indemnify LBI as provided for above and LBI discontinues the manufacture and sale of any such HA Product pursuant to this Section 8.1.4, LBI shall, at the election of IOLAB made within 90 days of the date LBI has ceased manufacturing such HA Product, grant to IOLAB a license as provided for in Section 10 and Exhibit F and shall cooperate with IOLAB in the establishment of a manufacturing facility as provided for therein. Notwithstanding the limitations contained in Section.10.1, following the expiration of the term of this. Agreement (or any extensions thereof) such license shall continue indefinitely on a nonexclusive basis.

        8.2  INDEMNIFICATION BY LBI.  Subject to the
limitations set forth in this Section 8, LBI hereby indemnifies and agrees to defend and hold IOLAB, including its officers and directors, harmless against and from any and all damages, liabilities, costs and expenses, including without limitation reasonable attorney's fees, arising out of or in any way connected with any claim or claims of breach of LBI's warranties in Section 8.1. The provisions of Sections 8.1 and 8.2, state the entire liability of LBI with respect to infringement of patents, trade secrets and other proprietary information by the manufacture, use, sale or disposition of the HA Products.

        8.3 INDEMNIFICATION BY IOLAB. Subject to the limitations set forth in Section 8, IOLAB hereby indemnifies and agrees to defend and hold LBI harmless against and from any and all damages, liabilities, costs and expenses, including without limitation reasonable attorney's fees, arising out of or in any way connected with any claim or claims (other than claims arising as the result of a breach by LBI of the warranties contained in
Section 8.1), that (i) the sale or use of any HA Products manufactured by LBI and used, sold or otherwise disposed of by IOLAB infringes the rights of any third party in any United States or foreign patent, or trade secret or other proprietary information or (ii) any process used by LBI to manufacture HA Products infringes rights of any third party in any United States or foreign patent as a result of changes to the current manufacturing processes requested by IOLAB.

        8.4 PRODUCT RECALLS. If any of the HA Products are subjected to a recall by any governmental agency, or in the event IOLAB, after notification to and consultation with LBI, elects to make such a recall based on IOLAB's good faith belief that the HA

Products were not in conformity with LBI's warranties, LBI shall reimburse IOLAB for its actual out-of-pocket costs in connection therewith, including without limitation the replacement of recalled batches of the HA Product. However, if it is established that the HA Product became nonconforming as a result of actions or omissions on the part of IOLAB, or if following a recall at IOLAB's election, it is determined that the HA Products were not in fact in breach of LBI's warranties, IOLAB shall hold LBI harmless and shall bear all costs and expenses in connection with such recall.

        8.5  LIMITATION.   THE PROVISIONS OF THE FOREGOING
WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL AND LBI HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT IN RESPECT OF PRODUCT RECALLS OR THIRD PARTY CLAIMS AS PROVIDED FOR IN THIS SECTION 8, NO PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SALE AND PURCHASE OF THE HA PRODUCTS, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS.

        8.6 RESPONSIBILITY FOR THIRD PARTY CLAIMS. In order to distribute between themselves the responsibility for the handling and expense of bodily injury or property damage claims by third parties arising out of the sale, possession or use of the HA Products, the parties agree as follows:

             8.6.1     LBI shall be liable for and shall
indemnify and hold IOLAB harmless against any liability, damage or loss and from any claims, suits, proceedings, demands, recoveries or expenses asserted by any third party who suffers personal injury or property damage in connection with the possession or use of a Product manufactured by LBI arising out of, based on, or caused by the failure of such HA Products to conform with LBI's warranties contained in Section 8.1.

             8.6.2 Except as to matters as to which LBI is responsible under Section 8.6.1 above, IOLAB shall be liable for and shall indemnify and hold LBI harmless against any liability, damages or loss from any claims, suits, proceedings, demands, recoveries or expenses asserted by any third party who suffers personal injury or property damage in connection with the sale, possession or use of HA Products manufactured by LBI, including without limitation, statements, representations, warranties or advertisements made by IOLAB, its Affiliates, their employees, agents or representatives concerning any HA Product which exceed or differ in meaning from the warranties set forth in Section

        8.7  NOTICE OF CLAIMS.  The indemnities in sections
8.2, 8.3 and 8.6 are subject to the requirement that the party seeking indemnification ("Indemnitee") shall promptly provide the other party ("Indemnitor") with written notice of such claim for which indemnification is sought, and the Indemnitee shall provide its reasonable cooperation, information and assistance in connection therewith. The Indemnitor shall, after consultation with the Indemnitee, have the sole control and authority with respect to the defense, settlement or compromise of such claims.

        8.8 SURVIVAL. Notwithstanding anything to the contrary contained herein, the provisions of Section 8 shall survive the expiration or termination of this Agreement.

     9.  [INTENTIONALLY OMITTED]

     10. UNAVAILABILITY OF SUPPLY/CONTINGENT LICENSE.

        10.1 CONTINGENT LICENSE. If (i) LBI fails, during any two (2) consecutive calendar quarters (which, in the event such failure is due to an event of force majeure under Section 16, shall be three (3) consecutive calendar quarters) to deliver to IOLAB, at least 70% of the aggregate quantity of all HA Products which LBI has agreed to deliver to IOLAB and (ii) LBI does not, within thirty (30) days thereafter, make arrangements with a third party to manufacture and supply those HA Products to IOLAB on the same terms and conditions as set forth in this Agreement, and (iii) IOLAB still desires to receive HA Products from LBI, then, if IOLAB so requests within sixty (60) days after the expiration of said thirty (30) day period, LBI shall grant to IOLAB a license, for the unexpired term of this Agreement or any extensions thereof, under LBI's patents and manufacturing knowhow to the extent necessary for IOLAB to manufacture or have manufactured HA Products for use solely in the Field of Use; provided, however, that LBI shall reserve and retain all of its rights with respect to the patents and manufacturing know-how. Such license shall be an exclusive license with respect to Amvisc Powder and Amvisc Syringes but shall be a non-exclusive license with respect to Amvisc Plus Powder and Amvisc Plus Syringes unless IOLAB then possesses an exclusive right ' under Section
3.4 to use Amvisc Plus Powder in the Field of Use, in which latter event this license shall be an exclusive license with respect to Amvisc Plus Powder and Anvisc Plus Syringes.


        10.2 LIMITATIONS. IOLAB may not authorize third parties to manufacture any HA Products on its behalf, or otherwise sublicense the license granted it under this Section 10, without the prior written consent of LBI, unless such party has agreed to be bound by the confidentiality provisions of
Section 13 hereof and the limitations contained in this section 10.The license granted IOLAB under this Section 10 shall not entitle IOLAB to utilize such license to manufacture or market HA. Powder other than for use in IOLAB Syringes or to manufacture or market IOLAB Syringes for use in any field other than the Field of Use.

        10.3 PROCEDURE. If IOLAB desires to obtain such license, IOLAB must so notify LBI within sixty (60) days after the end of the period described in clause (i) of Section 10.1 above. In that event, this license shall become effective on the date of such notice from IOLAB or the expiration of the period allowed LBI under clause (ii) of Section 10.1 to make arrangements with a third party manufacturer to supply HA Products to IOLAB, whichever occurs later. Any license granted to IOLAB under this Section 10 shall be subject to the terms and conditions set forth in this Agreement and the additional terms and conditions set forth on Exhibit F.

        10.4 ESCROW. Prior to the end of the calendar quarter following the calendar quarter during which IOLAB receives the FDA Site Change Approval described in Section 4.3, LBI shall deposit with [*CONFIDENTIAL TREATMENT REQUESTED*], who shall act as escrow agent, (the "Escrow Agent") a description of LBI's process for the manufacture of HA Powder and IOLAB syringes (including a lyophilized sample of the strain of streptococcus pyogenes used in that process) in sufficiently clear and detailed terms that it can be readily followed and carried out by a trained scientist (the "Process Description"). This description shall include the Good Manufacturing Practice procedures applicable to HA Powder and IOLAB Syringes. Should, LBI change or otherwise modify the process, LBI shall promptly amend the Process Description held in escrow to include such changes or modification. The Escrow Agent shall hold the Process Description and release the same only in accordance with the terms of the escrow agreement set forth in Exhibit G.

        10.5 COOPERATION OF LBI. In order to insure an orderly transition with respect to the transfer of manufacturing responsibility to IOLAB, as provided for above, LBI shall fully cooperate in the transfer of manufacturing know-how to IOLAB or a third party designated by IOLAB as provided for herein and subject to the applicable confidentiality requirements. LBI shall also make available to IOLAB all know-how and technical information then in LBI's possession or at its free disposal relating to the manufacture of the HA Products and shall provide reasonable assistance to IOLAB in the establishment of a manufacturing facility. Costs for travel and time required by LBI's personnel to assist in the transfer and the establishment of a manufacturing facility shall be borne by LBI until such time as the transfer has been successfully completed. In order to have been successfully completed, IOLAB, with the assistance of LBI, shall have produced three successive lots of acceptable HA Product.

     11. GMP AND DUALITY ASSURANCE. Prior to the date when IOLAB submits a Pre-Market Approval supplement to the FDA requesting FDA Site Change Approval to LBI's premises, LBI shall certify to IOLAB that its facility complies with FDA Good Manufacturing Practices and shall have in addition, by that date, passed a Johnson & Johnson corporate quality assurance audit. In that audit, LBI will not be expected to meet any standards which are different from those which Johnson & Johnson generally expects of its own facilities and other suppliers. IOLAB will provide reasonable assistance to LBI to aid LBI in complying with FDA Good Manufacturing Practices and Johnson & Johnson's quality assurance requirements. LBI will devote reasonable efforts to working with IOLAB quality assurance personnel to develop a program to advance LBI towards ISO 9000 and CEM Mark certification. LBI shall meet such certifications by January
1, 1997.

     12.  PRODUCT IDENTIFICATION.

        12.1 LABELS. All HA Product labels may, at IOLAB's election, identify LBI as the manufacturer of the Product. IOLAB shall not, however, be required to utilize LBI's name on product labeling or in connection with the sale, marketing or distribution of the HA Products.

        12.2 TRADEMARKS AND TRADE NAMES OF IOLAB. IOLAB's Parent is the owner of (i) the U.S. registration of the trademark "AMVISC" and "AMVISC PLUS," and (ii) any IIAMVISCII trademark or trademark containing the word "AMVISC" which is now registered or is hereafter registered in the Territory (hereinafter the "Proprietary Trademarks").

             12.2.1    Except as permitted by Section 12.1,
IOLAB shall not use LBI's name in connection with any business conducted by the IOLAB.

             12.2.2    LBI acknowledges the exclusive right,
title and interest in the Proprietary Marks by IOLAB and its Parent and/or Affiliates.

             12.2.3 LBI agrees that it will not use on other products sold by it any mark which is likely to be similar to or confused with the Proprietary Marks.

     13. CONFIDENTIALITY. Each party agrees to keep confidential and not to disclose to any other person or entity, any and all technical and other information marked "Confidential" or "Proprietary" (or if disclosed other than in documentary form which is designated as "Confidential") made available to it by the opposite party. Upon request, or in the event of the expiration or other termination of this Agreement, each party shall promptly return all such confidential and proprietary information to the opposite party. Each party agrees not to use any such confidential or proprietary information of the opposite party for any purpose other than this Agreement. Notwithstanding the above, the parties agree that data or other information disclosed pursuant to this Agreement shall not be deemed to be confidential or proprietary information of the disclosing party if: (a) at the time of disclosure it was, in its entirety in a unified form, in the public domain or subsequently so becomes a part of the public domain through any means other than the breach of the receiving party's obligations under this Agreement; (b) was known to the receiving party in its entirety in a unified form at the time of disclosure, as evidenced by its written records kept in the ordinary course of business; (c) is at any time disclosed in its entirety in a unified form to the receiving party by any third party who has the right to do so and who does not impose any restriction upon the receiving party regarding the use of such information or the maintenance of its confidentiality;-or
(d) to the extent disclosure is required pursuant to legal process or as by law.

     14. TERM. The term of this Agreement shall commence as of the date hereof and, unless terminated earlier in accordance with its terms, shall continue through December 31, 2000. If either party desires that this Agreement be extended thereafter, it shall so advise the opposite party by June 30, 1997. If both parties desire to extend the term of this Agreement, they shall endeavor to determine whether they can reach agreement on the terms and conditions of any'-such extension prior to December 31, 1997. In the absence, for any reason, of such an agreement, this Agreement shall not be so extended. In the event IOLAB receives a license from LBI pursuant to the provisions of Section 10, the applicable provisions, if any, of Sections 3.3, 3.4, 12.2, 13 and 17 this Agreement shall be extended during the term of such license.

     15.  TERMINATION.

        15.1 TERMINATION OF AGREEMENT. This Agreement may be terminated as follows:

             15.1.1 By one party in the event the other substantially fails to perform or otherwise substantially breaches any of its material obligations under this Agreement by giving notice of its intent to terminate and stating the grounds therefor. The party receiving the notice shall have sixty (60) days from the date of receipt thereof, subject to the provisions of Section 17.3, to cure the failure or breach. In the event such breach is cured, the notice shall be of no effect. In the event it is not cured, this Agreement shall without further action, terminate at the end of such sixty (60) day period, PROVIDED, HOWEVER, if the failure to perform or other breach is due to circumstances referred to in Section 16 and such party is making all reasonable efforts to perform or cure such breach as provided in such Section 16, this Section 15.1.1 shall not apply unless or until the failure to perform or other breach shall have lasted continuously for one hundred twenty (120) days from the initial receipt of notice of breach.

             15.1.2    By one party in the event the other
party shall at any time become insolvent or make a general assignment for the benefit of creditors, or if a petition in bankruptcy, or any reorganization shall be commenced by, against or in respect of such other party and shall remain undismissed for more than sixty
(60) days.

        15.2 RIGHTS UPON TERMINATION. In the event of the termination or expiration of this Agreement:

             15.2.1    Acceptance by LBI of any orders from
IOLAB after termination of this Agreement shall not constitute a renewal of this Agreement or a waiver of the right of LBI to treat this Agreement as terminated.

             15.2.2    The parties expressly agree that the
notice periods under this Agreement with respect to the termination of this Agreement are reasonable under the contemplated circumstances.

             15.2.3    LBI shall deliver, and IOLAB shall
accept and pay for, all HA Products ordered by IOLAB under purchase orders issued by it and accepted by LBI prior to the date of termination. Termination shall not relieve and release either party from its obligations to make any other payment which may be owing to the other party under the terms of this Agreement or from any other liability with either may have to the other arising out of this Agreement or the breach of this Agreement.

     16. FORCE MAJEURE. Notwithstanding anything to the contrary in this Agreement, neither party shall be under any liability to the other hereunder on account of any loss, damage or delay occasioned or caused by delay in performance or non-performance of any obligation under this Agreement due to strikes, lockouts or other labor difficulties or any other causes beyond the control of the party failing to perform, including but not limited to riots, fire, insurrection, war (whether declared or not), acts of God, embargoes, failure of carriers, inability to obtain or delay in obtaining raw materials or transportation facilities, water contamination, act or order of any court, government or governmental authority (including but not limited to any withdrawal or suspension of approval by a governmental authority pertaining to any HA Product).

     17.  GENERAL.

        17.1 SEVERABILITY. In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable, in any respect by a court or administrative body of competent jurisdiction, then unless otherwise agreed, this Agreement shall continue in full force and effect except for that provision which shall be deemed to be excised from this Agreement.

        17.2 AMENDMENT. No amendment or modification of this Agreement shall be binding unless it is in writing and signed by the parties hereto.

        17.3 ARBITRATION. Excepting only actions and claims relating to actions commenced by a third party against LBI or IOLAB (including without limitation, for injuries caused by a Product or in respect of trademark or patent infringement claims) all disputes arising out of or in connection with this Agreement (or the license contained as Exhibit E), its interpretation, or its termination, shall be finally settled by arbitration before one arbitrator in accordance with the rules of the American Arbitration Association and the provisions of this Agreement, and judgment upon any award rendered by such arbitrator may be entered in any court having jurisdiction thereof. All such arbitration proceedings shall be conducted in Chicago, Illinois. Such arbitrator shall be a partner in a firm of attorneys in Chicago, Illinois having at least 40 partners and shall have 10 years' experience in the field of corporation, business or commercial law. The arbitrator shall permit and facilitate discovery, which will be conducted in accordance with the Federal Rules of Civil Procedure, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. The arbitrator will set a discovery schedule with which the parties will comply and attend depositions if requested by either party. As to any dispute being arbitrated hereunder, the running of the time period contained in Section 15.1.1, as to which a party must cure a breach, shall be suspended as to the subject matter of the dispute until such arbitration is finally settled.

        17.4 GOVERNING LAW AND VENUE. This Agreement shall be governed and construed under the internal laws of the State of Minnesota, including without limitation, the Uniform Commercial Code as adopted by the State of Minnesota. It is the intention of the parties that the choice of law rules of the State of Minnesota shall not apply, but that all conflicts or controversies arising under or related to this Agreement shall be governed by the procedural rules and substantive law of the State of Minnesota.

        17.5 PUBLICITY AND DISCLOSURE. In the absence of specific written agreement between the parties, neither party shall originate any publicity, news release or other public announcement, written or oral, whether to the public press, to stockholders or otherwise, relating to this Agreement, to any amendment hereto as to performance hereunder, save only such announcement as in the opinion of legal counsel to the party making such announcement is required by law or practice to be made. The party making any such announcement shall give the other party an opportunity to review the form of the announcement before it is made. Routine factual references to this Agreement and the arrangements hereunder without undue frequency and without emphasis shall be allowed in the usual course of business provided that notice of such use is given to the other party.
LBI shall not use the name of IOLAB or any of its Affiliates for advertising or promotional claims without the prior written consent of IOLAB.

        17.6 REPRESENTATIONS. Each of the parties hereto agrees (i) that no representation or promise not expressly contained in this Agreement has been made by the other party hereto-or by any of its agents,,employees, representatives.or attorneys; (ii) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those expressly set forth in this Agreement; and (iii) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement. Notwithstanding the above, LBI represents and warrants to IOLAB that it is not a party to any agreement which would prevent LBI from performing its obligations hereunder or from granting any of the licenses contemplated herein.

        17.7 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the matters described in this Agreement and supersedes all prior discussions, negotiations, understandings and agreements relating to these matters; there are no oral promises, representations or warranties.

        17.8 WAIVER OF BREACH. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's rights under this Agreement with respect to other violations. No waiver of any of the terms of this Agreement shall be binding unless it is in writing.

        17.9 SURVIVAL. All representations or warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed after the termination hereof, shall survive such termination and continue, thereafter, in full force and effect, including without limitation, the provisions relating to confidentiality and product warranties.

        17.10  ASSIGNMENT.  Each party, in its sole
discretion, may assign this Agreement or sublicense or transfer all or a portion of its rights under this Agreement to any of ifs Affiliates, or designate or cause any Affiliate to have the benefit of all or a portion of its rights hereunder; provided, however, that any such party shall remain liable for the performance by its Affiliate of the obligations of the Affiliate under this Agreement. Also, either party may assign this Agreement to a party purchasing substantially all of the assets of the operations of such party relating to its manufacture or sale of HA Products. Except as otherwise provided in this
Section 17.10, neither party shall assign this Agreement or any part thereof to any third party without the written consent of the other party. This Agreement shall inure to the benefit of, be binding upon, and be enforceable against the parties hereto, their permitted successors and assigns.

         17.11 NOTICES. All notices and replies thereto required hereunder shall be in writing, properly addressed to the other party, signed by the party giving notice, and may be

     17.10 ASSIGNMENT. Each party, in its sole discretion, may assign this Agreement or sublicense or transfer all or a portion of its rights under this Agreement to any of its Affiliates., or designate or cause any Affiliate to have the benefit of all or a portion of its rights hereunder; provided, however, that any such party shall remain liable for the performance by its Affiliate of the obligations of the Affiliate under this Agreement. Also, either party may assign this Agreement to a party purchasing substantially all of the assets of the operations of such party relating to its manufacture or sale of HA Products. Except as otherwise provided in this
Section 17.10, neither party shall assign this Agreement or any part thereof to any third party without the written consent of the other party. This Agreement shall inure to the benefit of, be binding upon, and be enforceable against the parties hereto, their permitted successors and assigns.

        17.11 NOTICES. All notices and replies thereto required hereunder shall be in writing, properly addressed to the other party, signed by the party giving notice, and may be delivered by hand or sent by telex, facsimile transaction Or registered mail, return receipt requested. Notices shall be effective upon receipt. Notices sent by mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. Postal Service. Notices sent by telex or facsimile transaction shall be deemed received the day on which sent and shall be conclusively presumed to have been received in the event that the sender's copy of the telex or facsimile transaction contains the "answer back" of the other party's telex or facsimile transaction. Notice shall be given, mailed or sent to the parties at the following addresses, or at such other address as may be given by proper notice.

   (a)  IF TO MANUFACTURER:

        Lifecore Biomedical, Inc.
        3515 Lyman Boulevard
        Chaska, MN 55318
        Attention: Mr. John Heinmiller

   (b)  IF TO IOLAB:

        IOLAB Corporation
        500 IOLAB Drive
        Claremont, CA 91711
        Attention: President

        With a copy to:

        Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, New Jersey 08933
        Attention:  Office of General Counsel

Any party hereto may designate any other address for notices given it hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                       LIFECORE BIOMEDICAL, INC.

                             /s/ James W. Bracke
                       By: _______________________________
                             President and CEO
                       Its: ______________________________


                       IOLAB CORPORATION

                             /s/ Robert Deretta
                       By: _______________________________

                       Its: ______________________________

                         SCHEDULE I -  IOLAB  Syringe
                                    Prices



- ---------------------------------------------------------------------------------------------------------------
                                         EXCLUSIVE                              NON-EXCLUSIVE
                               ----------------------------------      ----------------------------------------
CALENDAR          ANNUAL            WITHOUT               WITH                WITHOUT              WITH
YEAR             SYRINGES          DISCOUNT             DISCOUNT             DISCOUNT             DISCOUNT
                PURCHASED*          OPTION               OPTION               OPTION               OPTION
- ---------------------------------------------------------------------------------------------------------------
                               .50 ml   .85 ml      .50 ml   .85 ml      .50 ml    .85 ml      .50 ml    .85 ml
                               ------   ------      ------   ------      ------    ------      ------    ------
1996/97         0-  **         $  **     $  **      $   **   $   **      $   **    $  **       $   **    $   **
                **   +            **        **          **       **          **       **           **        **
- ----------------------------------------------------------------------------------------------------------------
1998            0-  **            **        **          **       **          **       **           **        **
                **   +            **        **          **       **          **       **           **        **
- ----------------------------------------------------------------------------------------------------------------
1999            0-  **            **        **          **       **          **       **           **        **
                **   +            **        **          **       **          **       **           **        **
- ----------------------------------------------------------------------------------------------------------------
2000            0-  **            **        **          **       **          **       **           **        **
                **   +            **        **          **       **          **       **           **        **
- ----------------------------------------------------------------------------------------------------------------

*  Annual Exclusive and Non-Exclusive (in aggregate) Syringes Purchased.

** CONFIDENTIAL TREATMENT REQUESTED


                                                SCHEDULE II - HA Powder
                                                        Prices

- -----------------------------------------------------------------------------------------------------------------
         ANNUAL GRAMS PURCHASED               EXCLUSIVE PRICE PER GRAM           NON-EXCLUSIVE PRICE PER GRAM
- -----------------------------------------------------------------------------------------------------------------
  0 -  **                                         $     **                              $      **
- -----------------------------------------------------------------------------------------------------------------
  **   - **                                             **                                     **
- -----------------------------------------------------------------------------------------------------------------
  **    +                                               **                                     **
- -----------------------------------------------------------------------------------------------------------------

** CONFIDENTIAL TREATMENT REQUESTED

                              EXHIBIT A

           AMVISC-REGISTERED TRADEMARK- POWDER SPECIFICATIONS

               AMVISC POWDER SHALL MEET THE FOLLOWING CRITERIA:



- - Bioburden                                                            **
- - E.coli, Salmonella, Pseudomonas aeruginosa,                          **
  & Heat resisting spores
- - Endotoxin                                                            **
- - Biological safety testing (Rabbit):                                  **
- - Chemical analysis test results for:
  - Appearance                                                         **
  - Odor                                                               **
  - Loss on drying                                                     **
  - NaHA (on dry basis)                                                **
  - pH, 10mg/g                                                         **
  - Molecular weight                                                   **
  - Kinematic viscosity at 1 sec(-1), 25DEG.C                          **
    for 10 mg/ml solution

  - Protein (on dry basis)                                             **
  - Acetate                                                            **
  - Nucleic acid, 10 mg/ml solution                                    **

  - UV analysis                                                        **
  - Identity                                                           **

  - Arsenic                                                            **
  - Lead                                                               **
  - Mercury                                                            **

** CONFIDENTIAL TREATMENT REQUESTED

                                      EXHIBIT B
              AMVISC-REGISTERED TRADEMARK- PLUS POWDER SPECIFICATIONS

                AMVISC PLUS POWDER SHALL MEET THE FOLLOWING CRITERIA:



- - Bioburden                                                      **
- - E.coli, Salmonella, Pseudomonas aeruginosa,                    **
  & Heat resisting spores:
- - Endotoxin                                                      **
- - Biological safety testing (Rabbit):                            **
- - Chemical analysis test results for:
   - Appearance                                                  **

   - Odor                                                        **
   - Loss on drying                                              **
   - NAHA (on dry basis)                                         **
   - pH, 10mg/g                                                  **
   - Molecular weight                                            **
   - Kinematic viscosity at 1 sec(-1), 25DEG.C                   **
     for 14 mg/ml solution                                       **
   - Protein (on dry basis)                                      **
   - Acetate                                                     **
   - Nucleic acid, 10 mg/ml solution                             **

   - UV analysis                                                 **
   - Identity                                                    **

   - Arsenic                                                     **
   - Lead                                                        **
   - Mercury                                                     **


** CONFIDENTIAL TREATMENT REQUESTED

                                 EXHIBIT C

            AMVISC-REGISTERED TRADEMARK- PRODUCT SPECIFICATIONS

                   AMVISC SHALL MEET THE FOLLOWING CRITERIA:



- - Appearance:                                                **
- - Rabbit inflammatory activity:                              **
- - USP Sterility Test results:                                **
- - USP Pyrogen Test results:                                  **
- - Volume:                                                    **
  - 0.25 ml                                                  **
  - 0.50 ml                                                  **
  - 0.80 ml                                                  **
- - Chemical analysis test results for:
  - pH                                                       **
  - Kinematic viscosity at 1 sec(-1), 25DEG.C                **
  - Sodium hyaluronate                                       **
  - Molecular weight                                         **
  - Osmolality                                               **
  - Protein concentration                                    **
  - UV analysis                                              **
  - Sodium chloride                                          **
  - EtO residuals:
    - EtO                                                    **
    - Chlorohydrin                                           **
  - Particulates                                             **
                                                             **
                                                             **
  - Identity                                                 **


** CONFIDENTIAL TREATMENT REQUESTED


GENERAL REQUIREMENTS

UNIT CARTON

Material: Chipboard .020" (+/- .001") solid bleached sulfate Dimensions (folded): 7"(L) x 3 1/4"(W) x 1 1/4"(D) (+/- 1/8")
Printed 2 colors:  PMS 199 red and PMS 295 blue on white (color variation allowed between PMS 198-200 and PMS 294-206 respectively)
Label copy: Legibly printed per IOLAB approved art-work Embossed with lot number and expiration date

INSERT

Material:  20-50# smooth white stock
Dimensions (unfolded):  8 1/2"(L) x 5 3/4"(W) (+/- 1/16")
Printed 2 sides: Black and white
Label copy:  Legibly printed per IOLAB approved art-work

SYRINGE/POUCH ASSEMBLY

Pouch:  Tyvek 1073B with polyethylene/mylar structure

- - Dimensions:  6 3/4"(L)(+/-1/8") x 3 1/8"(W) (+/- 1/16")
                Bar seal 3/8" +/- 1/8"
- - Printed 1 color: PMS 295 blue on white (color variation allowed between PMS 294-296)
- - Pouch seal intact with no voids or delamination
- - Syringe/pouch assembly free of foreign fibers and particles larger than .15 mm(2)
- - Syringe/pouch assembly EtO sterilized


SYRINGE ASSEMBLY: 2.25 ml SCF luer-lock hypak syringe barrel and E-Z grip tip cap assembly (Becton Dickinson products CD8269, CD8267, and CD8639), plunger rod (ribbed) 2.25 ml (Becton Dickinson CD8897), plunger stopper (4416/50 West gray butyl rubber with silicone hypak rubber stoppers, Becton Dickinson CD7686) and label

- - Syringe aseptically filled with filtration sterilized AMVISC solution
- - Fill size, expiration date, and lot number on syringe label
- - Solution free of visible particles (at 2OX) or yellow discoloration (visual)
- - Syringe/Pouch assembly free of fibers and particles sufficient to meet release test specifications
- - Assembly free of manufacturing defects (cracked/broken syringe, leakage)

CANNULA:  Shall meet the following criteria:

- - USP Sterility Test
- - Non pyrogenic USP

CANNULA/POUCH ASSEMBLY

POUCH:  Tyvek 1059B with clear medical grade mylar/polyethylene

- - Label must be legible and state "sterile", "single use", the lot number, and "Distributed by IOLAB Corporation, Claremont, CA 91711"

CANNULA ASSEMBLY: Blunt angled 27-gauge stainless tube with crimped aluminum mount and polypropylene luer-lock hub (PSI/Eye
Co, Inc., Cat. No. 4002-8)

- - Sheath:  2-Part; heat-staked together; polypropylene

PACKAGING

Complete AMVISC assemblies packed in suitable corrugated containers constructed to ensure clean acceptable delivery.


Shipping containers legibly marked with a) product lot number, b) quantity, c) IOLAB part number, d) expiration date reflecting a minimum shelf life of 12 months remaining upon shipping.

REFRIGERATION

- - Refrigerate during manufacture and storage: Temperature range must be 2 - 8DEG.C.
- - Refrigerate during transportation: 3 Chart recorders for each load (placed in front, rear, and middle of vehicle), 2 chart recorders must be operational to provide QA records.
- - Air freight deliveries must be via a next-day service: Chart recorder(s) are required.

CERTIFICATE OF ANALYSIS must be furnished for each Amvisc lot and must verify the above product specifications.

                              EXHIBIT D

    AMVISC-REGISTERED TRADEMARK- PLUS PRODUCT SPECIFICATIONS

           AMVISC PLUS SHALL MEET THE FOLLOWING CRITERIA:


- - Appearance:                                              **
- - Rabbit inflammatory activity:                            **
- - USP Sterility Test results:                              **
- - USP Pyrogen Test results:                                **
- - Volume:                                                  **
  - 0.25 ml                                                **
  - 0.50 ml                                                **
  - 0.80 ml                                                **
- - Chemical analysis test results for:
  - pH                                                     **
  - Kinematic viscosity at 1 sec(-1), 25DEG.C              **
  - Sodium hyaluronate                                     **
  - Molecular weight                                       **
  - Osmolality                                             **
  - Protein concentration                                  **
  - UV analysis                                            **
  - Sodium chloride                                        **
  - EtO residuals:
    - EtO                                                  **
    - Chlorohydrin                                         **
  - Particulates-                                          **
                                                           **
                                                           **
  - Identity                                               **


** CONFIDENTIAL TREATMENT REQUESTED


GENERAL REQUIREMENTS

UNIT CARTON

Material:  Chipboard .020" (+/- .001") solid bleached sulfate

Dimensions (folded):  7"(L) x 3 1/4" (W) x 1 1/4"(D) (+/- 1/8")
Printed 2 colors:  PMS 199 red and PMS 295 blue on white (color variation allowed between PMS 198-200 and PMS 294-206 respectively)
Label copy:  Legibly printed per IOLAB approved art-work
Embossed with lot number and expiration date

INSERT

Material:  20-50# smooth white stock
Dimensions (unfolded): 8 1/2"(L) x 5 3/4"(W)(+/- 16")
Printed 2 sides: Black and white
Label copy:  Legibly printed per IOLAB approved art-work

SYRINGE/POUCH ASSEMBLY

POUCH:  Tyvek 1073B with polyethylene/mylar structure

- - Dimensions: 6 3/4"(L)(+/-1/8") x 3-1/8"(W) (+/- 1/16")
               Bar seal 3/8" +/- 1/8"
- - Printed 1 color: PMS 295 blue on white (color variation allowed between PMS 294-296)
- - Pouch seal intact with no voids or delamination
- - Syringe/pouch assembly free of foreign fibers and particles larger than .15 mm(2)
- - Syringe/pouch assembly EtO sterilized


SYRINGE ASSEMBLY: 2.25 ml SCF luer-lock hypak syringe barrel and E-Z grip tip cap assembly (Becton Dickinson products CD8269, CD8267, and CD8639), plunger rod (ribbed) 2.25 ml (Becton Dickinson CD8897), plunger stopper (4416/50 West gray butyl rubber with silicone hypak rubber stoppers, Becton Dickinson CD7686) and label

- - Syringe aseptically filled with filtration sterlized AMVISC
  PLUS solution
- - Fill size, expiration date, and lot number on syringe label
- - Solution free of visible particles (at 2OX) or yellow discoloration (visual)
- - Syringe/Pouch assembly free of fibers and particles sufficient to meet release test specifications
- - Assembly free of manufacturing defects (cracked/broken syringe, leakage)

CANNULA:  Shall meet the following criteria:

- - USP Sterility Test
- - Non pyrogenic USP

CANNULA/POUCH ASSEMBLY

POUCH:  Tyvek 1059B with clear medical grade mylar/polyethylene

- - Label must be legible and state "sterile", "single use", the lot number, and "Distributed by IOLAB Corporation, Claremont, CA 91711".

CANNULA ASSEMBLY: Blunt angled 27-gauge stainless tube with crimped aluminum mount and polypropylene luer-lock hub (PSI/Eye
Co, Inc., Cat. No. 4002-8)

- - Sheath:  2-Part; heat-staked together; polypropylene

PACKAGING

Complete AMVISC PLUS assemblies packed in suitable corrugated containers constructed to ensure clean acceptable delivery.

Shipping containers legibly marked with a) product lot number, b) quantity, c) IOLAB part number, d) expiration date reflecting a minimum shelf life of 12 months remaining upon shipping.

REFRIGERATION

- - Refrigerate during manufacture and storage: Temperature range must be 2 - 8DEG.C.
- - Refrigerate during transportation: 3 Chart recorders for each load (placed in front, rear, and middle of vehicle), 2 chart recorders must be operational to provide QA records.
- - Air freight deliveries must be via a next-day service: Chart recorder(s) are required.

CERTIFICATE OF ANALYSIS must be furnished for each Amvisc Plus lot and must verify the above product specifications.

                                    EXHIBIT E

                           HARVEST PRECIPITATE PROCESS
                                   FLOW DIAGRAM

                                     12/1/94


                       -------------------------------
                               MEDIA PREPARATION
                       -------------------------------
                         INOCULATION AND FERMENTATION
                       -------------------------------
                           [*CONFIDENTIAL TREATMENT
                                 REQUESTED*]
                       -------------------------------
                           [*CONFIDENTIAL TREATMENT
                                 REQUESTED*]
                       -------------------------------
                           [*CONFIDENTIAL TREATMENT
                                 REQUESTED*]
                       -------------------------------
                           [*CONFIDENTIAL TREATMENT
                                 REQUESTED*]
                       -------------------------------
                                  DRYING
                       -------------------------------
                                 TESTING
                       -------------------------------

                        EXHIBIT F TO SUPPLY AGREEMENT
                            BETWEEN LBI AND IOLAB

                             Terms and Conditions
                  of Contingent License Under Section 10

         1. INDEMNIFICATION OF LBI. Notwithstanding anything contained in the Supply Agreement (the "Agreement") to the contrary, IOLAB shall indemnify and hold LBI harmless against any and all claims, damages, costs (including reasonable attorney's fees), judgments and awards relating to HA Products arising after the date on which IOLAB commences manufacture of any HA Product including, without limitation, allegations of patent infringement.

         2. COMPUTATION OF ROYALTY. In consideration of the grant of license under Section 10 of the Agreement, IOLAB shall pay to LBI a royalty of [*CONFIDENTIAL TREATMENT REQUESTED*] of the Net
Sales Price of all HA Products sold by IOLAB and by its Affiliates (the "Earned Royalty") which has been manufactured for or by IOLAB under this license. Notwithstanding the above, IOLAB shall not be obligated to pay any royalty for the first year after it has sold product manufactured for or by it under this license.

         3. PAYMENT OF ROYALTY. Within 90 days after the end of each calendar year quarter following the end of the two year period referred to in Section 2 above, and thereafter during the term of the license granted under Section 10 of the Agreement, IOLAB shall (a) furnish LBI with a written report listing the quantity and Net Sales Price of all HA Products which were manufactured for or by IOLAB under this license and sold by IOLAB and its Affiliates to customers who are not Affiliates during said quarter; and (b) pay to LBI the Earned Royalty owing to LBI with respect to HA Products sold by IOLAB and its Affiliates during said quarter. The term "Net Sales Price" shall mean the gross invoice or billing price of all HA Products which were manufactured for or by IOLAB under this license and sold by or under the authority of IOLAB or any of its Affiliates to any non-Affiliate with no deductions except for: (1) the actual cost of any freight, shipping and insurance charges, if stated separately on IOLAB's or its Affiliate's invoice; (2) trade, quantity and cash discounts, if any, actually allowed; (3) any sales tax applicable to the sale of HA Products provided such sales tax is actually paid by IOLAB or its Affiliate and is shown separately from the price of any such product; and (4) such credits or allowances, if any, given or made because of the rejection or return of any HA Products previously delivered to a non-Affiliate customer by IOLAB or its Affiliate.

         4.       ROYALTY AUDIT.

                  4.1 IOLAB shall maintain true and accurate records in such manner and detail as to permit the verification of all royalties paid and all royalties due under this license. These records will be made available during ordinary business hours for inspection and copying at IOLAB's ordinary place of business by authorized representatives of LBI. IOLAB shall retain such records with respect to each applicable calendar year during the term of this license for at least 2 years.

                  4.2 LBI shall be entitled to (no more often than once each calendar year) have an independent certified public accountant inspect the books and records of IOLAB to determine whether IOLAB has paid LBI all royalties due LBI under this license. To facilitate any such audit, IOLAB shall provide the auditors selected by LBI, on a timely basis, with a full and accurate description of IOLAB's accounting practices and records as they relate to that audit. IOLAB shall also identify, segregate and make readily available to such auditor, all such source documents as may be reasonably necessary for the auditor to make an accurate examination and audit. In the event such audit determines that additional royalties are due LBI, IOLAB shall promptly pay the same to LBI, together with interest at the then current reference rate of First Bank, National Association plus 1%. In addition, if the amount of any such underpayment is more than 5%, IOLAB shall reimburse LBI for all costs of its auditor incurred by LBI in conjunction with such audit. If agreement cannot be reached by IOLAB and LBI as to the amount, if any, of any royalty deficiency due LBI, and LBI seeks relief through arbitration, then in the event LBI is awarded 50% or more of the amount claimed by it, IOLAB shall pay all reasonable attorney's fees and costs incurred by LBI in connection with such arbitration. If LBI is awarded less than 5% of the amount claimed by it, LBI shall pay such fees and costs of IOLAB to IOLAB.

         5. FOREIGN SALES. All royalties due LBI shall be paid to LBI in U.S. dollars and shall be calculated at the rate of exchange (as reported in the Wall Street Journal for that day), prevailing on the day on which payment is made, if timely made, but if payment is delinquent, then the rate of exchange as so reported shall be the rate on the last day when payment could have been timely made. All taxes, assessment and charges of any nature assessed or imposed by any entity or government other than the U.S. or any state or local government in the U.S., on account of any payments accruing to LBI under this Agreement, shall be paid by IOLAB.

         6. ASSIGNMENT. This Agreement shall be assigned with any assignment of the Supply Agreement.

                                END OF EXHIBIT F

                                  EXHIBIT G
                               ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (the "Agreement") is made and entered into this 7th day of December, 1994, by and among LifeCore
Biomedical, Inc. (hereinafter "LBI"), IOLAB Corporation
(hereinafter "IOLAB") and [*CONFIDENTIAL TREATMENT REQUESTED*]
(hereinafter "Escrow Holder").

                               R E C I T A L S

         A. LBI and IOLAB have entered into a Supply Agreement dated December 7, 1994 (the "Agreement") pursuant to which LBI, among other things, will manufacture and supply IOLAB with HA
Products (as defined in the Agreement).

         B. Under the terms of the Agreement, LBI is required to place a description of LBI's process for the manufacture of HA
Powder (including a lyophilized sample of the strain of streptococcus pyogenes used in said process) in sufficiently clear and detailed terms that can be readily followed and carried out by a trained scientist, said description shall include the Good Manufacturing Practice Procedures applicable to HA Products,
(the "Process Description") in escrow.

         C. LBI and IOLAB desire that Escrow Holder act as escrow holder for the Process, and Escrow Holder is willing to act as escrow holder for the Process Description on the terms and subject to the conditions set forth below.

THE PARTIES AGREE AS FOLLOWS:

1.       DEPOSIT BY LBI

         1.1 DEPOSIT OF PROCESS DESCRIPTION. LBI has deposited in escrow with Escrow Holder a sealed envelope containing a copy of the Process Description to be held subject to the terms and conditions of this Agreement. Furthermore, LBI agrees to maintain with the Escrow Holder, a lyophilized sample of LBI's strain of streptococcus pyogenes, which is currently used in LBI's fermentation process for the manufacture of Hyaluronic
Acid. LBI agrees to replace this deposit with the Escrow Holder on an annual basis.

         1.2 REPRESENTATION. LBI represents and warrants that the Process Description sets forth the true and complete process for manufacturing HA Products which is sufficiently clear and detailed that it can be readily followed and carried out by a trained scientist.

         1.3 CUSTODY; ACCESS. Escrow Holder agrees to accept deposit of the Process Description and to act as its custodian until the escrow is terminated, pursuant to the terms of this Agreement. Except as otherwise provided in this Agreement, Escrow Holder shall not permit (i) any party access to the Process Description except as may be necessary for Escrow Holder to perform its functions hereunder, and (ii) any copies to be made of the Process Description deposited with Escrow Holder. Escrow Holder shall not open the sealed envelope containing the Process Description, except upon receipt of mutual written instructions by all parties.

2.       ESCROW RELEASE

         2.1 EVENTS OF RELEASE. Escrow Holder shall release and deliver the Process Description to IOLAB only (i) upon the written instructions of LBI, or (ii) if IOLAB concurrently notifies Escrow Holder and LBI that IOLAB, in accordance with the terms of Section 10 of the Agreement, is entitled to and has elected to receive a license from LBI for the manufacture of HA Products and is therefore entitled to obtain the Process
Description from the Escrow Holder and LBI does not object in the manner described in Section 2.2, to the release of the Process Description.

         2.2 OBJECTION TO RELEASE. If notification is received by Escrow Holder from IOLAB as provided in Section 2.1, Escrow
Holder shall distribute the Process Description to IOLAB ten (10) business days after receipt of such notice unless, during said ten (10) day period, LBI notifies the Escrow Holder, in writing, that IOLAB is not entitled to obtain a release of the Process
Description. If the matter is submitted to litigation, LBI and IOLAB agree that the Escrow Holder shall not be a party to such litigation proceedings.

         2.3 LICENSE TO USE PROCESS DESCRIPTION. If the Process Description is released and delivered to IOLAB, LBI shall retain title to the Process Description and IOLAB shall have a license to use such Process Description subject to the terms and conditions of the Agreement.

         3.       ESCROW TERMINATION

         The escrow shall be deemed terminated upon the earliest to occur of the following events:

                  (i)      mutual written agreement of the parties;

                  (ii) delivery of the Process Description to IOLAB in accordance with the terms of Section 2;

                  (iii) termination of LBI's obligation to provide HA Products to IOLAB pursuant to the Agreement.

         The parties agree that if the escrow is terminated pursuant to (i) above, the Process Description will be delivered to whichever party is designated in the agreement, and that if the escrow is terminated pursuant to (iii) above, the Process
Description will be delivered to LBI.

4.       ESCROW HOLDER

         4.1 FEES. In consideration for performing its function as escrow holder, Escrow Holder shall be paid a $200. hourly charge for any duties required in connection with this Agreement not to exceed $500. per year; provided that if Escrow Holder is required to perform any additional or extraordinary services as a result of being escrow holder, including intervention in any litigation proceeding, Escrow Holder shall receive reasonable additional compensation for such services and be reimbursed for costs incurred, including reasonable attorneys' fees. IOLAB and LBI each agree to pay one-half of such sums to Escrow Holder.

         4.2 LIABILITY. Escrow Holder shall carry out its duties under this Agreement to the best of its abilities and shall be liable only for its gross negligence or willful misconduct.
Escrow Holder assumes no liability except that expressed in this Agreement and shall have no responsibility for any action taken in good faith

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

in reliance upon receipt of any instrument or other writing believed by Escrow Holder to be genuine and to be properly signed or presented. In case any property deposited under this Agreement shall be attached, garnished, or shall be stayed or enjoined by an order of court, or if any other judgment or decree shall be made or entered by a court or arbitrator affecting such property, or any part thereof or any act of Escrow Holder, Escrow Holder is hereby authorized in its own discretion to obey and comply with all writs, orders, judgments, or decrees so entered or issued by a court or arbitrator, without the necessity of inquiry whether such court or arbitrator had jurisdiction; and if Escrow Holder obeys or complies with any such writ, order, judgment or decree, Escrow Holder shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance.

         4.3 INDEMNITY. The other parties to this Agreement shall indemnify and hold Escrow Holder harmless from all costs, expenses, damages, losses, attorneys' fees, liabilities, and judgments which Escrow Holder may incur or suffer by reason of performance of Escrow Holder's duties under this Agreement. In the event of any arbitration or litigation in respect of this Agreement or in the event Escrow Holder commences an interpleader action with respect to any property in its possession or otherwise related to this Agreement, Escrow Holder shall have the right to reimburse from any funds deposited in the interpleader action to cover any expenses incurred hereunder, including without limitation reasonable attorneys' fees and costs incurred in connection with the

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

performance of its duties as Escrow Holder or in connection with institution of any such interpleader action. LBI and IOLAB jointly and severally promise to pay and reimburse Escrow Holder for all costs, expenses, damages, losses, attorneys' fees, liabilities or judgment incurred or suffered by Escrow Holder which are not recovered in accordance with the terms of this Section 4.3 or set off against funds deposited in escrow or in such interpleader action.

         4.4 RESIGNATION. Escrow Holder may resign at any time by giving written notice to the other parties, and in such event, upon delivery of all property held in escrow hereunder to such successor escrow holder as is designated by LBI and IOLAB, Escrow Holder shall be absolved from any and all liabilities. In the event that no such successor escrow holder is so designated within five business days after such notice of resignation is given or that any demand is made by any party which is not assented to by the other parties and to which such party has no right to make independent of such other parties, Escrow Holder may at its option be relieved from all liability to any and all parties to this Agreement by depositing all of the property relating to this Agreement in its possession or control with any United States banking institution with assets in excess of $100,000,000 and with an office in Minneapolis, Minnesota.
Receipt by such banking institution shall discharge Escrow Holder from all liability to any party, and the same may be pleaded as a bar to any action brought by any party to the Agreement.


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

         4.5 SUCCESSOR ESCROW HOLDERS. LBI and IOLAB shall have the right at any time by mutual agreement to remove the Escrow Holder and appoint a successor.

5.       MISCELLANEOUS

         5.1 NOTICES. All notices and replies thereto required hereunder shall be in writing, properly addressed to the other party, signed by the party giving notice, and may be delivered by hand or sent by telex, facsimile transaction or registered mail, return receipt requested. Notices shall be effective upon receipt. Notices sent by mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. Postal Service. Notices sent by telex or facsimile transaction shall be deemed received the day on which sent and shall be conclusively presumed to have been received in the event that the sender's copy of the telex or facsimile transaction contains the "answer back" of the other party's telex or facsimile transaction. Notice shall be given, mailed or sent to the parties at the following addresses, or at such other address as may be given by proper notice.

If to LBI:

                  Lifecore Biomedical, Inc.
                  3515 Layman Boulevard
                  Chaska, Minnesota 55318
                  Attn:  John Heinmiller

If to IOLAB:

                  IOLAB, Inc.
                  500 IOLAB Drive
                  Claremont, CA 91711
                  Attention:  President


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

                  with a copy to:
                  Johnson & Johnson
                  One Johnson & Johnson Plaza
                  New Brunswick, NJ  08933
                  Attention:  Office of General Counsel

If to Escrow Holder:

                  [*CONFIDENTIAL TREATMENT REQUESTED*]

         5.2 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

         5.3 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter thereof. This Agreement may only be amended by a written instrument signed by LBI and IOLAB. This Agreement shall be assigned with any assignment of the Supply Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized on the day and year first above written.

[*CONFIDENTIAL TREATMENT REQUESTED*]         LIFECORE BIOMEDICAL, INC.


    /s/                                          /s/ James W. Bracke
By __________________________________        By __________________________

                                             IOLAB CORPORATION

                                                 /s/ Robert Deretta
                                             By __________________________



                                         G-8